BRE Properties Declares Common and Preferred Dividends

SAN FRANCISCO, May 15 /PRNewswire-FirstCall/ -- BRE Properties, Inc., (NYSE: BRE) today announced its board of directors approved regular common and preferred stock dividends for the quarter ending June 30, 2007. All common and preferred dividends will be payable on Friday, June 29, 2007 to shareholders of record on Friday June 15, 2007.
The quarterly common dividend payment of $0.5375 is equivalent to $2.15 per common share on an annualized basis, and represents a yield of approximately 3.5% on Monday's closing price of $61.50 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.
The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE Properties
BRE Properties -- a real estate investment trust -- develops, acquires and manages apartment communities convenient to its residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,681 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,089 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units. As of 03/31/07.

SOURCE BRE Properties, Inc.
-0-     05/15/2007
/CONTACT: investors, Edward F. Lange, Jr., +1-415-445-6559, or media,
Thomas E. Mierzwinski, +1-415-6525, both of BRE Properties, Inc./
/Web site: http://www.breproperties.com/
(BRE)